Exhibit 99.1

Misonix, Inc. Announces Third Quarter

and Nine-Months 2016 Financial Results

Q3 Worldwide Recurring Revenue up 73%;

Nine-Months Recurring Revenue up 68%;

Q3 BoneScalpel Worldwide Revenue up 41%;

Q3 U.S. BoneScalpel Revenue up 60%

Misonix Contact:	Lytham Partners, LLC
Richard Zaremba	Robert Blum, Joe Dorame, Joe Diaz
631-694-9555	602-889-9700
invest@misonix.com	mson@lythampartners.com

FARMINGDALE, NY – May 5, 2016 — Misonix, Inc. (NASDAQ: MSON), an international surgical device company that designs, manufactures and markets innovative therapeutic ultrasonic products for spine surgery, skull-based surgery, neurosurgery, wound debridement, cosmetic surgery, laparoscopic surgery and other surgical applications, today announced financial results for the third quarter and the nine-months of fiscal year 2016 ended March 31, 2016.

Highlights for the third quarter and nine-months of fiscal 2016:

•	Worldwide recurring revenue – comprised of BoneScalpel®, SonaStar® and SonicOne® disposables sales – increased to $4.0 million, or 73% of total third quarter fiscal 2016 revenue, compared to $3.0 million or 57% for the same period in fiscal 2015.

•	Recurring revenue for the nine-months ended March 31, 2016 increased to $11.4 million, or 68% of total revenue compared to $8.8 million, or 57% of total revenue for the nine-month period ending March 31, 2015.

•	BoneScalpel revenue worldwide increased 41% to $3.1 million in the third quarter of fiscal 2016. For the nine-month period, BoneScalpel revenue worldwide increased 24% to $9.2 million versus the comparable period in fiscal 2015.

•	BoneScalpel revenue in the United States increased 60% to $2.0 million in the third quarter fiscal 2016 compared to $1.2 during third quarter fiscal 2015. For the nine-month period, U.S. BoneScalpel revenue increased 41% to $5.7 million.

•	BoneScalpel units sold or consigned in the U.S. during the third quarter fiscal 2016 totaled 17 compared to 30 systems. For the nine-month period BoneScalpel units sold or consigned in the U.S. totaled 73 compared to 82 for the nine-months of 2015.

•	SonicOne®OR worldwide revenue increased 7% to $603,000 versus $563,000 in the third quarter of fiscal 2016. For the nine-month period, SonicOne OR worldwide revenue increased 48% to $2.0 million.

•	BoneScalpel worldwide recurring revenue increased 57% to $2.7 million for the third quarter 2016, and 44% to $7.4 million for the nine-month period ended March 31, 2016.

•	Net sales for the nine-month period increased 8% to $16.7 million versus the comparable period of fiscal 2015. Third quarter fiscal 2016 revenue totaled $5.4 million compared to $5.3 million for the same period in fiscal 2015, a 2% increase.

Third Quarter Fiscal 2016 Financial Results

Total revenue for the three months ended March 31, 2016 was $5.4 million, an increase of 2%, compared to $5.3 million for the same period in fiscal 2015. Recurring revenue for the third quarter increased 32% to approximately $4.0 million from $3.0 million in the comparable quarter of 2015. Recurring revenue accounted for 73% of total third quarter fiscal 2016 revenue.

There were 17 BoneScalpel units sold or consigned in the U.S. during third quarter fiscal 2016 compared to 30 BoneScalpel units sold or consigned in the U.S. during the third quarter of fiscal 2015.  The sale or consignment of BoneScalpels in the U.S. is related to the size and quality of high volume surgeons in larger hospitals as assigned by our AIM targeting system. Those hospitals may require multiple user sign-offs and take a longer time for approval. Upon approval we believe we have a higher valued customer with more surgeon users and higher disposable usage BoneScalpel revenue in the United States increased 60% to $2.0 million during third quarter fiscal 2016 compared to $1.2 million during the same period in fiscal 2015. There were 20 SonaStar units sold worldwide during third quarter fiscal 2016 compared to 34 SonaStar units sold during the third quarter of fiscal 2015. SonicOne OR worldwide revenue increased 7% to $603,000 in the third quarter of fiscal 2016 compared to $563,000 in the third quarter of fiscal 2015.

Selling expenses increased $759,000 to $3.2 million for the three months ended March 31, 2016 from $2.5 million for the three months ended March 31, 2015. The Company continues to invest in sales and marketing efforts in order to gain market share.

Royalty income, primarily from Covidien amounted to approximately $958,000.

The Company reported a net loss of approximately $(679,000), or $(0.09) per diluted share, for third quarter fiscal 2016 compared to net income of approximately $454,000, or $0.05 per diluted share, for the same period in fiscal 2015.

Nine-Months Fiscal 2016 Financial Results

Total revenue for the nine-months ended March 31, 2016 was $16.7 million, an 8% increase, compared to $15.5 million for the same period in fiscal 2015. The increase was attributable to a 41% increase in domestic BoneScalpel revenue to approximately $5.7 million and a 48% increase in SonicOne OR revenue to approximately $2.0 million. Recurring revenue for the nine-month period increased 30% to $11.4 million compared to $8.8 million in the comparable nine-month period in 2015. Recurring revenue accounted for 68% of total revenue for the nine-month period ending March 31, 2015.

Selling expenses increased $2.2 million to $8.7 million for the nine-month period ended March 31, 2016 from $6.6 million for the nine-months ended March 31, 2015 as the Company continues to investment spend on sales and marketing personnel.

Royalty income, primarily from Covidien amounted to approximately $3.0 million.

The Company reported a net loss of approximately $(724,000), or $(0.09) loss per diluted share, for the nine-months ended March 31, 2016 compared to net income of approximately $1.7 million, or $0.21 per diluted share, for the same period in fiscal 2015.

Michael A. McManus Jr., President and CEO of Misonix, said, “We continue to make consistent progress in growing our business with our razor/razorblade model continuing to delivers increased results. Recurring revenue for the quarter increased 32% to $4.0 million compared to last year’s third quarter. For the nine-month period recurring revenue increased 30% to $11.4 million. We were particularly pleased with BoneScalpel disposable sales increasing 57% for the third quarter and 44% on a year-to-date basis.”

“Our market research and better data metrics on our domestic markets, enable us to identify the hospital targets that generate the highest frequency of orthopedic procedures that would benefit from our products and technology. We are now focusing our sales and marketing efforts to strategically place our BoneScalpel instruments in these high utilization orthopedic hospitals. While these larger institutions may take longer to approve a BoneScalpel the end result will be greater usage and increase disposable revenue. We also continue to make investments in expanding our sales and clinical team with the addition of three new Clinical Application Specialists; two new marketing personnel – one of them at the VP level; and two international sales directors to help our distributor partners and representatives drive more opportunities worldwide.”

Mr. McManus continued, “International sales were down marginally for the quarter and the nine-months. As noted in many companies recent earnings releases reported markets in China and Russia continue to be challenging. Without China and Russia included in our numbers, international revenue increased 17% for the nine months ended March 31, 2016. These are large markets that offer great potential and we will remain well positioned as economic conditions in those markets improve.”

“Going forward, the financial underpinnings of the Company continue to be strong. We maintain a solid cash position of approximately $8.4 million, we carry no long-term debt and continue to fund operations from internally generated cash flow. We believe there are great opportunities ahead in the coming quarters.”

Conference Call

The Company has scheduled a conference call today, Thursday, May 5, 2016, at 4:30 pm ET to review the results.

Interested parties can access the conference call by dialing (844) 861-5497 or (412) 317-6579 or can listen via a live Internet webcast, which is available in the Investor Relations section of the Company's website at www.misonix.com.

A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation # 10085021. A webcast replay will be available in the Investor Relations section of the Company's website at www.misonix.com for 30 days.

About Misonix

Misonix, Inc. designs, develops, manufactures and markets therapeutic ultrasonic medical devices. Misonix's therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $1.5 billion annually, Misonix's proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company's Web site at www.misonix.com.

Safe Harbor Statement

With the exception of historical information contained in this press release, content herein may contain "forward looking statements" that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company's business lines, and other factors discussed in the Company's Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.

Financial Tables to Follow

MISONIX, INC. And Subsidiaries
Consolidated Balance Sheets
Unaudited
	March 31, 2016	June 30, 2015
Assets
Current Assets:
Cash and cash equivalents	$8,357,090	$9,623,749
Accounts receivable, less allowance
for doubtful accounts of $126,868, respectively	4,101,558	4,481,247
Inventories, net	5,909,277	4,303,163
Prepaid expenses and other current assets	640,082	441,562
Deferred income tax-current	-	2,118,716
Total current assets	19,008,007	20,968,437

Property, plant and equipment, net of accumulated depreciation and
amortization of $6,649,264 and $5,672,287, respectively	2,501,683	2,056,600
Patents, net of accumulated amortization of $861,448 and $791,551, respectively	567,672	566,028
Goodwill	1,701,094	1,701,094
Intangible and other assets	253,095	388,377
Deferred income tax-long term	3,152,428	773,712
Total assets	$27,183,979	$26,454,248

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,542,547	$1,147,414
Accrued expenses and other current liabilities	1,268,761	1,532,094
Total current liabilities	2,811,308	2,679,508

Deferred income	9,367	20,395
Deferred lease liability	6,947	-
Total liabilities	2,827,622	2,699,903

Commitments and contingencies

Stockholders' equity:
Capital stock, $0.01 par value - shares authorized 20,000,000, 7,928,234 and
7,869,095 shares issued and 7,789,385 and 7,744,113 shares
outstanding, respectively	79,282	78,691
Additional paid-in capital	32,010,042	30,531,129
Accumulated deficit	(6,633,615)	(5,909,215)
Treasury stock, at cost, 138,849 and 124,982 shares, respectively	(1,099,352)	(946,260)
Total stockholders' equity	24,356,357	23,754,345
Total liabilities and stockholders' equity	$27,183,979	$26,454,248

MISONIX, INC. and Subsidiaries
Condensed Consolidated Statements of Operations
Unaudited

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2016	2015	2016	2015
Net sales	$5,426,147	$5,314,797	$16,716,487	$15,455,142

Cost of goods sold	1,850,838	1,670,359	5,564,504	5,023,639

Gross profit	3,575,309	3,644,438	11,151,983	10,431,503

Selling expenses	3,224,962	2,465,803	8,744,498	6,570,263
General and administrative expenses	1,673,395	1,583,399	5,336,507	4,364,261
Research and development expenses	493,776	407,773	1,235,100	1,169,665
Total operating expenses	5,392,133	4,456,975	15,316,105	12,104,189

Loss from operations	(1,816,824)	(812,537)	(4,164,122)	(1,672,686)

Total other income	957,580	1,025,587	2,952,722	3,207,997

(Loss) income from continuing operations before income taxes	(859,244)	213,050	(1,211,400)	1,535,311

Income tax (benefit)/expense	(15,000)	8,406	(322,000)	56,223

Net (loss) income from continuing operations	(844,244)	204,644	(889,400)	1,479,088

Net income from discontinued operations, net of tax	165,000	249,696	165,000	259,646
Net (loss) income	$(679,244)	$454,340	$(724,400)	$1,738,734

Net (loss) income per share from continuing operations-Basic	$(0.11)	$0.03	$(0.11)	$0.20
Net income per share from discontinued operations-Basic	0.02	0.03	0.02	0.03
Net (loss) income per share-Basic	$(0.09)	$0.06	$(0.09)	$0.23

Net (loss) income per share from continuing operations-Diluted	$(0.11)	$0.02	$(0.11)	$0.18
Net income per share from discontinued operations-Diluted	0.02	0.03	0.02	0.03
Net (loss) income per share-Diluted	$(0.09)	$0.05	$(0.09)	$0.21

Weighted average common shares-basic	7,789,174	7,675,520	7,772,761	7,533,608

Weighted average common shares-diluted	7,789,174	8,313,674	7,772,761	8,042,976